The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Preliminary Pricing Supplement dated August 22, 2013
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 1,024 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
INDEX SUPPLEMENT Dated November 21, 2011	Dated August , 2013
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
Buffered Participation Securities Based on the Value of the iShares® MSCI EAFE ETF due August 27, 2015
Principal at Risk Securities
Unlike ordinary debt securities, the Buffered Participation Securities Based on the Value of the iShares® MSCI EAFE ETF due August 27, 2015, which we refer to as the securities, do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the closing price of the iShares® MSCI EAFE ETF, which we refer to as the underlying shares, on the valuation date.  If the underlying shares have increased in price, you will receive a return on your investment equal to the share percent increase, subject to the maximum payment at maturity of $1,235, or 123.50% of the stated principal amount.  If the underlying shares have remained unchanged or depreciated in price, but have not declined by more than the buffer amount of 10% from their initial price, the securities will redeem for par.  However, if the underlying shares have declined by more than the buffer amount from their initial price, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of $100 per security.  Investors may lose up to 90% of the stated principal amount of the securities.  The securities are for investors who seek a return based on the underlying shares and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the buffer feature that applies to a limited range of performance of the underlying shares.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount of cash per security based on the final share price, which is the closing price of the underlying shares on the valuation date, as follows:
º
If the final share price is greater than the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the share percent increase, subject to the maximum payment at maturity of $1,235 per security (123.50% of the stated principal amount).

º
If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, meaning the price of the underlying shares has remained unchanged or has declined by no more than the buffer amount of 10% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

º
If the final share price is less than 90% of the initial share price, meaning the price of the underlying shares has declined by more than the buffer amount of 10% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 × (share performance factor + buffer amount).  This amount will be less, and possibly significantly less, than the stated principal amount of $1,000.  However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

Please see the graph illustrating the payment at maturity in “Hypothetical Payout on the Securities at Maturity” on PS-9.
•	The share percent increase will be a fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price.
•	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
•	The initial share price is $60.45, which is the share closing price on August 21, 2013.
•	The pricing date, which is the day we price the securities for initial sale to the public, will be August 22, 2013.
•
The final share price will equal the share closing price of one underlying share on the valuation date times the adjustment factor on such date.  The adjustment factor will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.

•	The valuation date will be August 24, 2015, subject to postponement for non-trading days and certain market disruption events.
•	Investing in the securities is not equivalent to investing in the underlying shares or the stocks comprising the MSCI EAFE Index (the “share underlying index”).
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $968.19 per security, or within $10.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-4.
•	The CUSIP number for the securities is 61761JKW8. The ISIN for the securities is US61761JKW89.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer(2)
Per security	$1,000	$	$
Total	$	$	$

(1)
Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $         for each security they sell.  See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Securities—Use of Proceeds and Hedging” on PS-29.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)   where no consideration is or will be given for the transfer; or

(3)   where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities do not pay interest and provide for a minimum payment at maturity of only 10% of the stated principal amount.  The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity depending on the closing price of the iShares® MSCI EAFE ETF, which we refer to as the underlying shares, on the valuation date.  If, as of the valuation date, the underlying shares have appreciated at all as compared to the initial share price, you will realize a positive return on your investment in the securities equal to the share percent increase, subject to the maximum payment at maturity of $1,235 per security (123.50% of the stated principal amount).  However, if the underlying shares have depreciated as of the valuation date as compared to the initial share price by more than the buffer amount, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 90% of the stated principal amount of the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A.  The iShares® MSCI EAFE ETF and the MSCI EAFE Index are described under “Description of Securities––The Underlying Shares; Public Information” in this pricing supplement and “MSCI EAFE IndexSM” in the accompanying index supplement.

Each security costs $1,000
We, Morgan Stanley, are offering the Buffered Participation Securities Based on the Value of the iShares® MSCI EAFE ETF due August 27, 2015, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each securities on the pricing date will be approximately $968.19, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the maximum payment at maturity or the buffer amount, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities provide for a minimum payment at maturity of only 10% of your principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment at maturity of only 10% of your principal.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing price of the underlying shares on the valuation date, and this amount may be significantly less than the stated principal amount of the securities.  If the underlying shares decline as of the valuation date by more than the buffer amount of 10% from the initial share price, for every 1% decline beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your securities.  However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $100 per security.

Payment at maturity depends on the final share price
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + $1,000 × the share percent increase, subject to the maximum payment at maturity where,

share percent increase =	final share price – initial share price initial share price

final share price =
The closing price of the underlying shares on August 24, 2015, which we refer to as the valuation date, times the adjustment factor on such date, subject to postponement for non-trading days and certain market disruption events.

The adjustment factor will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.

initial share price =	$60.45, which is the closing price of the underlying shares on August 21, 2013

maximum payment at maturity =	$1,235 per security (123.50% of the stated principal amount)

•          If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, meaning the price of the underlying shares has remained unchanged or has declined by no more than the buffer amount of 10% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000

•          If the final share price is less than the 90% of the initial share price, meaning the price of the underlying shares has declined by more than the buffer amount of 10% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 × (share performance factor + buffer amount)

where,

share performance factor	=	final share price initial share price

buffer amount	=	10%

This amount will be less, and possibly significantly less, than the stated principal amount of $1,000.  However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-9, in the section titled “Hypothetical Payout on the Securities at Maturity,” we have provided a graph illustrating the payout on the securities at maturity over a range of hypothetical closing prices of the underlying shares on the valuation date.  The examples do not show every situation that can occur.

You can review the historical prices of the underlying shares in the section of this pricing supplement called “Description of the Securities—Historical Information” starting on PS-20.  You cannot predict the future performance of the underlying shares based on its historical performance.

Investing in the securities is not equivalent to investing in the underlying shares or the component stocks of the share underlying index.

Investment in the	The stocks included in the MSCI EAFE Index that are generally tracked by the securities involves risks associated with foreign equity securities as well as exposure to the currency exchange risk underlying shares have been issued by companies in various foreign countries, and the value of such stocks will affect the value of your investment.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component stocks trade, and fluctuations in the exchange rate of such currencies relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, the share percent increase or the share performance factor, as applicable, the adjustment factor and whether a market disruption event has occurred and the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-29.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, the index supplement dated November 21, 2011 and the prospectus dated November 21, 2011.  We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of the Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of the Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Buffer amount:	10%
Maximum payment at maturity:	$1,235 per security (123.50% of the stated principal amount)
Minimum payment at maturity:	$100 per security (10% of the stated principal amount)

•
Upside Scenario: If the final share price is greater than the initial share price, investors will receive at maturity the $1,000 stated principal amount plus 100% of the appreciation of the underlying shares over the term of the securities, subject to the maximum payment at maturity of $1,235 per security (123.50% of the stated principal amount).

•
Par Scenario:  If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per security.

•
Downside Scenario: If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying shares from the initial share price beyond the buffer amount.  The minimum payment at maturity is $100 per security.

o	For example, if the underlying shares depreciate 40%, investors would lose 30% of their principal and receive only $700 per security at maturity, or 70% of the stated principal amount.

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the securities is not equivalent to investing in the underlying shares or the component stocks of the share underlying index.  This section describes the most significant risks relating to the securities.  For a further discussion of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest, and provide a minimum payment at maturity of only 10% of the stated principal amount.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the closing price of the underlying shares on the valuation date.  If the final share price decreases from the initial share price by more than the buffer amount of 10%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the price of the underlying shares beyond the buffer amount, and you will lose money on your investment.  You could lose up to 90% of the stated principal amount of the securities.  See “Hypothetical Payout on the Securities at Maturity” on PS-8.

The appreciation potential of the securities is limited by the maximum payment at maturity
The appreciation potential of the securities is limited by the maximum payment at maturity of $1,235 per security, or 123.50% of the stated principal amount. Therefore, any increase in the final share price over the initial share price by more than 23.50% of the initial share price will not increase the return on the securities.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MSCI EAFE Index,

• interest and yield rates in the market,

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the share underlying index and which may affect the price of the underlying shares,

• the time remaining until the maturity of the securities,

• the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the share underlying index trade,

• the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

• the composition of the share underlying index and changes in the constituent stocks of the share underlying index, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the price of the underlying shares is at or below the initial share price.

You cannot predict the future performance of the underlying shares based on their historical performance.  There can be no assurance that you will not suffer a loss on your initial investment in the securities.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date
The final share price will be the share closing price on the valuation date times the adjustment factor on such date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop.  Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the share closing price on the valuation date.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares and the share underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities will be influenced by many unpredictable factors” above.

Investing in the securities is not equivalent to investing in the underlying shares or the stocks comprising the share underlying index
Investing in the securities is not equivalent to investing in the share underlying index, the underlying shares or the component stocks of the share underlying index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the share underlying index.

The price of the underlying shares is subject to currency exchange risk
Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments; and

•      the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of foreign equity securities
The underlying shares track the performance of the MSCI EAFE Index, which is linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Adjustments to the underlying shares or the share underlying index could adversely affect the value of the securities
The investment advisor to the underlying shares, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the underlying shares.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the share underlying index.  MSCI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the index.  MSCI may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The underlying shares and the share underlying index are different
The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the share underlying index.  It is also possible that the underlying shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the underlying shares, differences in trading hours between the underlying shares and the share underlying index or due to other circumstances.  The Investment Advisor generally invests at least 90% of the assets of the underlying shares in securities of the share underlying index and in depositary receipts representing securities of the share underlying index.  The Investment Advisor may invest the remainder of such assets in other securities, including securities not included in the share underlying index, futures contracts, options on futures contracts, other types of options and swaps related to the share underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Advisor.

The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, the share percent increase or the share performance factor, as applicable, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the share closing price in the event of a market disruption event or discontinuance of the share underlying index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of the Securities—Market Disruption Event” and “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation.”  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the
One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying shares or the component stocks of the share underlying index), including trading in the stocks that constitute the share underlying index as well as in other instruments related to the underlying shares.  Some of our securities
subsidiaries also trade the stocks that constitute the share underlying index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to August 21, 2013, on which day the initial share price was set, could have increased the initial share price and, therefore, the price at which the underlying shares must close on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge would be imposed).  U.S. investors should read the discussion under “United States Federal Taxation” in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Buffered Participation Securities Based on the Value of the iShares® MSCI EAFE ETF due August 27, 2015.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	August 22, 2013

Original Issue Date (Settlement Date)	August 27, 2013 (3 Business Days after the Pricing Date)

Maturity Date	August 27, 2015, subject to extension as described in the following paragraph.

If the Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61761JKW8

ISIN	US61761JKW89

Interest Rate	None

Specified Currency	U.S. dollars

Underlying Shares	Shares of the iShares® MSCI EAFE ETF

Share Underlying Index	The MSCI EAFE Index

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Share Price is greater than the Initial Share Price, $1,000 plus the product of $1,000 and the Share Percent Increase, subject to the Maximum Payment at Maturity,

(ii) if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to 90% of the Initial Share Price, meaning the price of the Underlying Shares has remained unchanged or has declined by no more than the Buffer Amount of 10% from the Initial Share Price, the Stated Principal Amount of $1,000, or

(iii) if the Final Share Price is less than 90% of the Initial Share Price, meaning the price of the Underlying Shares has declined by more than the Buffer Amount of 10% from the Initial Share Price,

$1,000 x (Share Performance Factor + Buffer Amount)

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$1,235 per Security (123.50% of the Stated Principal Amount)

Buffer Amount	10%

Share Percent Increase
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Percent Increase	=	Final Share Price – Initial Share Price
Initial Share Price

Share Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$60.45, which is the Share Closing Price on August 21, 2013.

Final Share Price	The Share Closing Price of one Underlying Share on the Valuation Date times the Adjustment Factor on such date, as determined by the Calculation Agent.

Share Closing Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Share Closing Price for the Underlying Shares on any Trading Day will be determined by the Calculation Agent and means:

(i)
if the Underlying Shares are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Shares are listed,

(ii)	if the Underlying Shares are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

(iii)
if the Underlying Shares are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares are listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index.

Valuation Date
August 24, 2015, provided that if a Market Disruption Event occurs on the scheduled Valuation Date, or if such scheduled Valuation Date is not a Trading Day, the Share Closing Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further that the Share Closing Price for the Valuation Date will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of an Underlying Share on such date as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Security or

Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Share Underlying Index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or on the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. Upon any permanent discontinuance of trading in the Underlying Shares, see “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Alternate Exchange Calculation in Case of an Event of Default

If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation

If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the iShares® MSCI EAFE ETF is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price on the Valuation date or the date of acceleration following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, MSCI Inc. (“MSCI”) discontinues publication of the Share Underlying Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Share Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, MSCI discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date. The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

The Underlying Shares; Public Information
The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE ETF is managed by iShares® Trust, a registered investment company that consists of numerous separate investment portfolios, including the Underlying Shares.  Information provided to or filed with the Commission by iShares® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The Share Underlying index
The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI.  The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  For additional information about the MSCI EAFE Index®, please see the information set forth under “MSCI EAFE Index®” in the accompanying index supplement.

Historical Information
The following table sets forth the published high and low Share Closing Prices, as well as end-of-quarter Share Closing Prices, of the Underlying Shares for each quarter in the period from January 1, 2008 through August 21, 2013.  The Share Closing Price on August 21, 2013 was $60.45.  The graph following the table sets forth the historical performance of the Underlying Shares for the same period.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price on the Valuation Date.  The Final Share Price may decline below the Initial Share Price by an amount greater than the Buffer Amount so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the Securities.

We cannot give you any assurance that the price of the Underlying Shares on the Valuation Date will increase from the Initial Share Price so that you will receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities.

iShares® MSCI EAFE ETF (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.25	58.23
2011
First Quarter	61.91	55.31	60.09
Second Quarter	63.87	57.10	60.14
Third Quarter	60.80	46.66	47.75
Fourth Quarter	55.57	46.45	49.53
2012
First Quarter	55.80	49.15	54.90
Second Quarter	55.51	46.55	49.96
Third Quarter	55.15	47.62	53.00
Fourth Quarter	56.88	51.96	56.82
2013
First Quarter	59.89	56.90	58.98
Second Quarter	63.53	57.03	57.38
Third Quarter (through August 21, 2013)	62.10	57.55	60.45

Historical Daily Share Closing Prices of the iShares® MSCI EAFE ETF
January 1, 2008 through August 21, 2013

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to August 21, 2013, the day on which the Initial Share Price was set, we hedged our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the Underlying Shares or the stocks constituting the Share Underlying Index as well as in futures or options contracts on the Underlying Shares or component stocks of the Share Underlying Index.  Such purchase activity could have increased the Initial Share Price, and therefore could have increased the price at which the Underlying Shares must close on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Share Underlying Index, futures and/or options contracts on the Underlying Shares or the component stocks of the Share Underlying Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers and their financial advisors will collectively receive from the Agent a fixed sales commission of $         for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the pricing date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-4.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the price of the Underlying Shares.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities , the component stocks of the Share Underlying Index or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and

Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the

Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•
purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund (an “ETF”), although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the ETF Shares).  If an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding.  The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the Securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security (which, subject to the maximum payment at maturity, reflects an increase in the value of the ETF Shares over the term of the Security) over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  However, because any positive return on the Securities at maturity will equal 100% of the price return on the ETF Shares (or less than 100% if the price return on the ETF Shares exceeds the maximum payment at maturity on the Securities), it is expected that any long-term capital gain recognized by a U.S. Holder at maturity of the Securities will not exceed the net underlying long-term capital gain.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the

IRS will accept, or that a court will uphold, the tax treatment described above. The IRS could, for instance, seek to treat a Security as a debt instrument. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.

If a Security was treated as a debt instrument for U.S. federal income tax purposes, it would be subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.